EXHIBIT 10.25

                                               CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

                1.   I acknowledge that by virtue of my employment with Caraco Pharmaceutical Laboratories Ltd. (together with its subsidiaries and affiliates, including Sun Pharmaceutical Industries Limited, the “Company”), I may acquire or become privy to certain information (the “Confidential Information”), which the Company desires to maintain secret and confidential. I shall not, without the prior written consent of the Company, at any time during my employment or thereafter, use or disclose, directly or indirectly, any Confidential Information concerning the Company. Confidential Information includes, but is not limited to all non-public information concerning (i) the Company’s business methods, plans, prospects, technical know-how, knowledge and product candidates, credit policies, operations and manufacturing, marketing and sales techniques, (ii) names, addresses and other information, such as special needs, concerning the Company’s customers and suppliers, (iii) use Company’s source of leads and methods of obtaining new business, (iv) the Company’s costs and methods of pricing, (v) the Company’s financial statements or information concerning its financial performance or condition and (vi) scientific, pharmaceutical, medical research and/or information technology, developments, techniques or designs which have been or are being conducted by the Company or any of its subsidiaries, affiliates and/or related entities. I further acknowledge that the Confidential Information is a unique and valuable asset of the Company, that this restriction is both reasonable and necessary for the protection of the Company, and that any violation of this restriction shall be construed strictly against me.

                2.   I agree that for a period of two (2) years after the termination of my employment by the Company or by me (for any reason or for no reason at all), I shall not, either directly or indirectly solicit any customer of the Company for business in competition with the Company or solicit for employment any other employee of the Company, whether for my own account or for the account of any other person or employer.

                3.   I recognize the importance of the Confidential Information to the Company and unless utilizing this information is for the benefit of the company as an employee, hereby agree that, without the prior written consent of the Board of Directors, I will not copy, summarize or otherwise make any extract of such Confidential Information or take or remove any Confidential Information from the Company’s business premises. I further recognize and agree that any intentional material violation and failure to cure the terms of this Confidentiality and Non-Competition Agreement (“Agreement”) is good cause for my dismissal as an employee of the Company and that upon any such dismissal, I shall forfeit any rights to any severance pay or other benefits from the Company.

                4.   If I intentionally commit a material breach of this Agreement and fail to cure, the Company shall be entitled to an injunction restraining me from any continuing breach of this Agreement. This section shall not be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from me or anyone associated with me. It shall not be a violation of this Agreement to use Confidential Information in connection with the performance of duties for the Company or to divulge information, which at the time of disclosure is public knowledge.

                5.   I agree to disclose promptly and fully, in writing, to the Company, all discoveries, designs, inventions, developments, improvements and the like (“Inventions”), whether patentable or not, which arise out of or otherwise relate to my work at for the Company, and which I make, conceive, refuse to practice or work on, whether in whole or in part and whether alone or with others, during my employment by the Company, whether or not during working hours. I understand that all right, title and interest in and to the Inventions shall be the sole and exclusive property of the Company, and at the request of the Company, I agree to execute, without charge to the Company, irrevocable assignments to the Company or its nominees of my entire rights, title and interest and to the Inventions throughout the world, including all parent applications and patents relating thereto and all right to file, obtain and maintain such applications and patents and to execute any and all documents necessary or desirable to permit the Company to file such parent applications. I further agree to assist the Company in securing, defending or enforcing any such title and right thereto.

                6.   For a period of twelve (12) months following the termination of my employment with the Company (for any reason or for no reason at all), I agree that:

(i)
I will not engage in any activity within North America (the “Territory”) which is competitive in any material respect with the business of the Company now or in any business the Company hereinafter engages in or becomes involved in, including but not limited to any business that is engaged or involved in generic pharmaceutical manufacturing and marketing, excluding wholesale distribution;

(ii)
I will not perform services for any business or organization, whether as an employee, consultant, advisor, independent contractor or otherwise, which engages in any activity within the Territory that is competitive in any material respect with the business conducted by the Company now or in the future including but not limited to any business that is engaged or involved in generic pharmaceutical manufacturing and marketing, and any other business in which the Company generates more than ten (10%) of its gross revenues; and

(iii)
I will not interfere with any of the suppliers of the Company, including, without limitation, reducing in any material way the willingness or capability of any supplier to continue supplying the Company with their present or contemplated requirements.

                7.   I acknowledge that this Agreement may limit, restrict or negatively impact upon such employee’s ability to obtain other employment in the future an that the Company has advise me to consult with my own independent legal counsel prior to entering into this Agreement.

                8.   This Agreement may not be changed, modified or amended unless such change, modification or amendment is done in writing and signed by the employee named below and a duly authorized officer or representative of the Company.

                9.   This Agreement shall be governed by, and construed in accordance with the laws of the State of Michigan.

CERTIFICATE I hereby certify that I have read, understand and agree to the terms and conditions set forth in this Confidentiality and Non-Competition Agreement.

Date: __________________________	BY	: /s/ Daniel Movens

Daniel Movens